ZHONG YI (HONG KONG) C.P.A. COMPANY LIMITED
中逸（香港）會計師事務所有限公司

Consent of Independent Registered Public Accounting Firm

The Board of Directors
China Marine Food Group Limited:

We consent to the reference to our firm under the caption "Experts" and to the use of our reports on the consolidated financial statements of Nice Enterprise Trading H.K. Co., Limited and Subsidiaries dated September 20, 2007, in the Registration Statement on Form S-1 and related Prospectus of China Marine Food Group Limited for the registration of shares of its common stock.

ZY (HK) CPA Co Ltd.

Zhong Yi (Hong Kong) C.P.A. Company Limited

November 21, 2007
Hong Kong, China

9TH FL., CHINACHEM HOLLYWOOD CENTRE, 1-13 HOLLYWOOD RD., CENTRAL, HONG KONG
香 港 荷 李 活 道 1-1 3 號 華 懋 荷 李 活 中 心 9 字 樓
Tel: 2573 2296 Fax: 2384 2022